Exhibit 99.1

101 Constitution Avenue, NW Washington, D.C. 20080 www.wglholdings.com

December 9, 2004	Beverly J. Burke Vice President and General Counsel (202) 624-6177 (202) 842-2880 FAX bburke@washgas.com

To:	Directors and Executive Officers of WGL Holdings, Inc. and Washington Gas Light Company

From:	Beverly J. Burke, Vice President and General Counsel

Re:	Blackout Period — Trading in WGL Holdings, Inc. common stock

The Plan Administrator and Authorized Officers for the Washington Gas Light Company (“Washington Gas”) management and union 401-K plans have approved a change in the service provider and trustee for those plans. They approved a change from Putnam Investments to CitiStreet to be effective January 18, 2005.

In connection with this change, it is necessary to schedule a “blackout period” for trading by directors and executive officers in common stock of WGL Holdings, Inc. (the “Company”). This blackout period is required under provisions of the Sarbanes-Oxley Act of 2002 to coincide with a restriction on all 401-K plan participants from trading in any Company shares they may have in the 401-K plans. The restriction on trading is necessary in connection with the transfer of records from Putnam Investments to CitiStreet.

As a director or an executive officer of WGL Holdings, Inc. and/or Washington Gas, during the blackout period, you may not purchase, sell or otherwise acquire or transfer any common stock of WGL Holdings, Inc. that you now have or may receive in connection with your position as a director or executive officer of the Company or of Washington Gas. This restriction applies to any direct or indirect interest you may have in the Company’s common stock, including stock options, regardless of whether the transaction is inside or outside of the Company’s 401-K plans.

The blackout period will begin at 3:00p.m. Eastern Daylight Time on January 11, 2005, and will end during the week of January 24, 2005. We will provide a subsequent notice to you of the specific date of the end of the blackout period. This blackout period is in addition to the policy of WGL Holdings restricting trading by directors and officers to certain window periods.

If you have any questions about this notice or the blackout period, please contact me at my office:

Beverly J. Burke
Vice President and General Counsel
WGL Holdings, Inc.
101 Constitution Ave., N.W.
Washington, D.C. 20080
Phone: 1-800-531-0008 ext. 66177